Exhibit 99.1

FOR IMMEDIATE RELEASE
W. P. CAREY CONTACTS:	MARCUS HOTELS CONTACTS:
COMPANY:	MEDIA :Chris Anderson
Cheryl Sanclemente	414-905-1516
W. P. Carey Inc.	INVESTORS: Doug Neis
212-492-8995	414-905-1100
csanclemente@wpcarey.com

PRESS:

Guy Lawrence

Ross & Lawrence

212-308-3333

gblawrence@rosslawpr.com

CAREY WATERMARK INVESTORS, ARDEN GROUP AND MARCUS® HOTELS & RESORTS ACQUIRE WESTIN ATLANTA PERIMETER NORTH

New York – October 4, 2012 – Carey Watermark Investors Incorporated (CWI), The Arden Group, Inc. and Marcus® Hotels & Resorts, a division of The Marcus Corporation (NYSE: MCS), today announced they have acquired the Westin Atlanta Perimeter North in a joint venture. The 372-room hotel includes 20,000 square feet of meeting space, restaurant, lounge, business center, fitness center, gift shop, outdoor pool and 338 parking spaces.

The joint venture’s total investment in the property is approximately $57 million, including an approximately $14 million renovation of guestrooms and public spaces, which is anticipated to be completed in early 2014.  The property was acquired from an affiliate of DiamondRock Hospitality Company.

Located approximately 15 miles from downtown Atlanta, the property is situated in Atlanta’s second-largest office sub-market, with over 22 million square feet of space.  The hotel is located on a 6.25 acre site at the highly visible intersection of I-285 and GA 400 and within the Concourse Corporate Center. The Concourse Corporate Center is a 63-acre, mixed-use complex featuring 2.1 million square feet of Class A office space, the 80,000-square-foot Concourse Athletic Club, restaurants, retail shops and services.  Other demand generators in the area include seven Fortune 1000 headquarters, the state’s second largest shopping mall, and a large medical community including three major hospitals.  Opened in 1986, the property has been branded as a Westin since 1996.  The hotel will be managed by Marcus Hotels & Resorts, which also has an approximately 11% indirect interest in the joint venture. CWI’s interest in the joint venture is approximately 57%, while Arden Group has an approximately 32% indirect interest in the venture.

Commenting on the investment, Michael Medzigian, Chief Executive Officer of CWI, said, “We are pleased to be entering into this transaction with Arden Group and Marcus Hotels for this leading upscale, full-service hotel.  Working with these partners, we were able to develop a capital structure that will provide a solid financial platform for the property, as well as the necessary funding for renovations that will position the property as the highest quality asset in the north Atlanta market.  This investment is consistent with our strategy of sourcing and investing in opportunities for value creation.  The combination of the planned renovation program, the installation of Marcus Hotels & Resorts as the property manager, and the strategic asset management oversight of CWI and Arden Group will allow us to achieve our operational goals as well as enhance appreciation of the asset over time.” CWI’s total investment is approximately $33 million, including investment-related costs and its $20 million allocable share of debt.

“The Atlanta market is projecting continued growth for white-collar jobs, and that was an important factor for us,” said Craig A. Spencer, President and CEO of Arden Group. “With the renovations planned, this property will be well positioned to capture market share, increase occupancy and drive rate.”

Gregory S. Marcus, President and CEO of The Marcus Corporation, said, “MCS Capital, LLC, our new hotel investment affiliate, identified this opportunity and brought us together with two highly respected partners who also invest in value-add transactions and are experienced with full-service, upscale hotels.  The extensive renovations planned for the Westin Atlanta Perimeter North are a perfect fit for our 50 years of experience in restoring distinctive hotel properties.  We look forward to putting our core strengths in upscale hotel operations and marketing to work in driving performance in this market-leading hotel property. We are pleased to partner with Carey Watermark and Arden Group in this joint venture and continue to seek other potential opportunities to further expand our hotel business.”

Carey Watermark Investors

Carey Watermark Investors Incorporated is a publicly registered non-traded real estate investment trust (REIT) that was formed to make investments primarily in the lodging and lodging-related sectors.

The Arden Group

The Arden Group acquires, develops and manages full-service hotels and office properties in major U.S. markets where demand is proven but assets remain undervalued.  Arden Group acquired its interest through Arden Real Estate Partners I, LLC, a discretionary real estate fund launched in April 2012. This is the Fund’s second hotel acquisition this year. Since its founding in 1989, Arden Group has purchased or developed more than $1.5 billion of real estate.  Arden Group’s property and asset management division has managed more than $5 billion of assets. www.ardengroup.com

Marcus Hotels & Resorts

Marcus Hotels & Resorts is a division of The Marcus Corporation (NYSE: MCS). With the addition of the Westin Atlanta Perimeter North, the company owns and/or manages 20 hotels, resorts and other properties in 11 states.  A force in the hospitality industry, Marcus Hotels & Resorts provides expertise in management, development and historic renovations.  The company’s portfolio includes a wide variety of properties including city-center meeting hotels, upscale resorts and branded first-class hotels.  For more information on the latest news and updates, please visit: http://media.marcushotels.com and follow the company on Facebook and Twitter (@MarcusHotels).

Forward-Looking Statements

Certain statements contained herein may be deemed to be forward-looking statements under federal securities laws and the companies intend that such forward-looking statements be subject to the safe-harbor provisions created thereby. All forward-looking statements are qualified in their entirety by this cautionary statement and Carey Watermark Investors Incorporated and its related and affiliated companies and The Marcus Corporation assume no, and hereby disclaim any, obligation to update the forward-looking statements contained herein. This caution is made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.

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